Exhibit 99.3

May 23, 2013

Mr. Trey Wasser
DHI Minerals (U.S.) Ltd.
680-789 West Pender Street
Vancouver, B.C., Canada
V6C 1H2

Re:	Amendments to Shell Leases

Dear Trey:

This letter (the “Letter Agreement”) will confirm certain agreements between Solitario Exploration & Royalty Corp. (“Solitario”) and DHI Minerals (U.S.) Ltd. (“DHI US”), as the members of Mt. Hamilton LLC, a Colorado limited liability company (“MH LLC”), concerning the execution and delivery by MH LLC of Third Amendments to each of the mining leases described in paragraphs 1 and 2 below (the “Leases”), and how certain payments and deliveries of stock to the lessors under the Leases will be treated under the December 22, 2010 Limited Liability Operating Agreement of MH LLC (as amended, the “Operating Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, Solitario and DHI US acknowledge and agree as follows:

1.                  Centennial Minerals Company LLC (“CMC”) and MH LLC are parties to that Mining Lease Agreement between CMC and Augusta Resource Corporation (predecessor-in-interest to DHI US) dated February 26, 2007, amended by that Amendment to Mining Lease Agreement dated October 2, 2007, and further amended by that Agreement and Second Amendment to Mining Lease Agreement dated March 11, 2011 (collectively, the “CMC Lease”). DHI US assigned its interest in the CMC Lease to MH LLC pursuant to an Assignment dated effective as of March 11, 2011.

2.                  John E. Carrington and Tami Carrington (“Carrington”) and MH LLC are parties to that Mining Lease Agreement between Carrington and Augusta Resource Corporation (predecessor-in-interest to DHI US) dated March 20, 2006, amended by that Amendment to Mining Lease Agreement dated June 14, 2007, and further amended by that Agreement and Second Amendment to Mining Lease Agreement dated March 11, 2011 (collectively, the “Carrington Lease”). DHI US assigned its interest in the Carrington Lease to MH LLC pursuant to an Assignment dated effective as of March 11, 2011.

3.                  CMC, MH LLC and Solitario have agreed to the terms of a Third Amendment to the CMC Lease, and Carrington, MH LLC and Solitario have agreed to the terms of a Third

Amendment to the Carrington Lease (collectively, the “Amendments”), copies of which are attached hereto as Exhibits A and B, respectively, and incorporated herein by reference.

4.                  The Amendments change the timing of certain of the Minimum Work Requirement (as defined in the Leases), and the amount and timing of certain of the Minimum Payments (as defined in the Leases) required to be made by MH LLC under both the CMC Lease and the Carrington Lease. The Amendments also require that Solitario, unless it makes a Cash Election (as defined in the Amendments), issue an agreed number of shares of its common stock (“Stock”) to each of the lessors on or before each of June 1, 2013, June 1, 2014 and June 1, 2015, respectively. Solitario has agreed to issue the required number of shares (the “Shares”) of its Stock for the benefit of MH LLC. Pursuant to Paragraph E of each of the Amendments, the parties thereto have agreed to both the target value (“Target Value”) of the Shares, and to a valuation method for determining the actual value of the Shares.

5.                  Solitario and DHI US acknowledge and agree that MH LLC will fund (i) 100% of the Minimum Work Requirement, (ii) all of the Minimum Payments, and (iii) any additional cash payments required to be made to the lessors if the actual value of the Shares is less than their Target Value or if Solitario makes a Cash Election under Paragraph E of the Amendments. MH LLC will also promptly reimburse Solitario for the actual value of any Shares delivered, such reimbursement not to exceed the Target Value of those shares.

6.                  Solitario and DHI US acknowledge and agree that (a) Minimum Payments and amounts required to perform the Minimum Work Requirement under each of the Leases (b) all additional cash payments required to be made to the lessors if the actual value of the Shares is less than their Target Value or if Solitario makes a Cash Election under Paragraph E of the Amendments, and (c) an amount equal to the actual value of any Shares delivered by Solitario pursuant to the Amendments, together with the obligation to promptly reimburse that amount to Solitario, shall be included in proposed Programs and Budgets. Each of Solitario and DHI US agree that they will not dispute the inclusion of any of the items referred to in this paragraph in proposed Programs and Budgets.

7.                  Solitario, if it does not make a Cash Election, shall deliver the Shares on behalf of MH LLC as required under the Amendments.

8.                  DHI US acknowledges and agrees that Solitario will prepare, make available to CMC and Carrington, and file with the relevant U.S. and Canadian securities regulators and stock exchanges a prospectus supplement and an 8-K filing and related press release which describe the transactions set forth in the Amendments and this Letter Agreement.

9.                  Each of the parties represents and warrants to the other that it has the full corporate power and authority to execute and deliver this Letter Agreement and has taken all corporate actions required in connection therewith, and that the consummation of this Letter Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any contract, lease, license, commitment, or any other agreement, instrument or arrangement to which it is a party, or by which it is bound.

10.              The parties hereby confirm that, as amended by this Letter Agreement, the Operating Agreement remains in good standing and in full force and effect.

Please confirm DHI US’s agreement with the foregoing by executing duplicate originals of this Letter Agreement in the space provided below and returning one fully-executed original to me.

Yours very truly,

Solitario Exploration & Royalty Corp.

By: /s/ Christopher E. Herald
Name: Christopher E. Herald
Title: President and Chief Executive Officer

Accepted and agreed to this 23rd day
of May, 2013

DHI Minerals (U.S.) Ltd.

By: /s/ Trey Wasser
Name: Trey Wasser
Title: Secretary/Treasurer